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                             ARTICLES OF AMENDMENT
                                      OF
                            DUKE ENERGY CORPORATION

                                                                      Exhibit 4B


     The undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

     1.  The name of the corporation is Duke Energy Corporation.

     2. The following amendment to the Articles of Incorporation of the corporation was adopted by the holders of its Common Stock on the 15th day of April, 1999, in the manner prescribed by law:

     The first unnumbered paragraph of Article IV of the Articles of Incorporation was amended to read as follows:

         The total number of authorized shares of this Corporation is 1,024,000,000 shares, divided unto 12,500,000 shares of Preferred Stock of the par value of $100 each (hereafter called Preferred Stock), 10,000,000 shares of Preferred Stock A of the par value of $25 each (hereafter called Preferred Stock A), 1,500,000 shares of Preference Stock of the par value of $100 each (hereafter called Preference Stock), and 1,000,000,000 shares of Common Stock without nominal or par value (hereafter called Common Stock) .

     3. Only shares of Common Stock of the corporation were entitled to vote with respect to the amendment. The number of such shares of the corporation outstanding at the time of such adoption was 364,145,736; the number of votes entitled to be cast thereon was 363,464,761; and the number of votes indisputably represented at the meeting of shareholders was 301,118,240.

     4. The number of votes cast for such amendment was 255,717,157, and the number of votes cast against such amendment was 43,442,086. The total number of undisputed votes cast for the amendment was sufficient for approval of the amendment.


     This 28th day of April, 1999.


                                                DUKE ENERGY CORPORATION



                                          By:   -------------------------------
                                                Richard B. Priory
                                                Chairman of the Board, President
                                                and Chief Executive Officer